ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Announces Agreement to Sell Majority Net Assets of Adams Global Communications
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Adams Cable Equipment to Acquire Majority Net Assets of Adams Global Communications

BROKEN ARROW, Oklahoma, February 3, 2014 – ADDvantage Technologies Group, Inc. (“ADDvantage”) (NASDAQ: AEY) today announced that it has entered into an agreement to sell the majority of the net assets and operations of one of its subsidiaries, Adams Global Communications to Adams Cable Equipment, a supplier of customer premise equipment (CPE) and other products for the cable television industry, for approximately $2 million in cash.

As part of the sales agreement, ADDvantage retains their existing relationship with ARRIS, as well as non-CPE inventory consisting primarily of headend and access and transport equipment.  In addition, ADDvantage will retain the Adams Global Communications facility.

David Humphrey, President and CEO, stated, “We feel that this deal is a strategic decision for ADDvantage as it will help us better focus on our core competency, which entails selling headend and access and transport equipment on a commercial scale to cable companies and larger MSOs. Since a large portion of Adams Global Communications concentrates on the “in-home” CPE business, including the sale of set-top boxes and modems, we welcomed this opportunity to sell a major portion of the subsidiary and align our remaining businesses more effectively.

“In fact, we believe that Adams Global Communications and Adams Cable Equipment are stronger as a combined entity since Adams Cable Equipment is a larger operation with the volume, capacity and proper resources to successfully grow this subsidiary. Another important aspect of this transaction is that Adams Cable Equipment is retaining all of our Adams Global Communications employees, as we believe that they will have the opportunity to thrive in the combined company.

“We are confident that this was the right move for ADDvantage as we seek to diversify our business into the telecommunications space and will be able to utilize the $2 million acquired from the transaction towards our acquisition strategy,” concluded Mr. Humphrey.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers in the industry, including Cisco and ARRIS (acquired Motorola Home), as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries and ComTech Services. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

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